Exhibit 99.1

Press Release November 14, 2014	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Renewed and Increased

Revolving Credit Facility and New Term Loan Facility

FORT WAYNE, INDIANA, November 14, 2014 — Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) announced today that it has amended, restated and expanded its senior secured revolving credit facility and entered into a new term loan facility.  The Company has expanded its senior secured revolving credit facility from the prior $1.1 billion level to a renewed five year $1.2 billion facility and also entered into a new five year $250.0 million term loan facility, both of which mature on November 14, 2019 (the “Maturity Date”).

Subject to certain conditions, the Company also has the ability to increase the combined facility size by a minimum of $750 million.  The facilities are guaranteed by certain Steel Dynamics subsidiaries and are secured by substantially all of the Company’s accounts receivable and inventories.  The proceeds from the new term loan facility will be used to refinance the Company’s existing $226.9 million term loan facility and for general corporate purposes.  Borrowings under the revolving credit facility will be used for working capital and other general corporate purposes. Quarterly principal payments under the new term loan facility are required to be made in the amount of 1.25% of the original principal amount, with the unpaid principal balance of approximately $191.0 million due on the Maturity Date.

“We are pleased with the execution of this transaction and the continued evidence of strong support from the financial institutions in our credit facilities,” stated Theresa E. Wagler, Chief Financial Officer. “The new facilities further enhance the strength and flexibility of our capital structure to maintain not only our current operations, but to promote growth.”

Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and Wells Fargo Securities, LLC served as Joint Lead Arrangers and Joint Bookrunners.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 7,400 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to the Company’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer - +1.260.969.3500